Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC
Financial Statements
Years Ended December 31, 2017 and 2016 and for the Period from September 9, 2015 (Inception) through December 31, 2015

The report accompanying these financial statements was issued by
BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC

Financial Statements

Years Ended December 31, 2017 and 2016 and for the Period from September 9, 2015 (Inception) through December 31, 2015

Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC

Contents

Report of Independent Registered Public Accounting Firm	3

Financial Statements as of December 31, 2017 and 2016 and for the Years ended December 31, 2017 and 2016 and for the Period from September 9, 2015 (Inception) through December 31, 2015

Balance Sheets	4

Statements of Income	5

Statements of Changes in Members' Equity	6

Statements of Cash Flows	7

Notes to Financial Statements	8-13

Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Managing Member
Pinto Offshore Holdings, LLC Houston, Texas

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Pinto Offshore Holdings, LLC (the “Company”) as of December 31, 2017 and 2016, the related statements of income, changes in members’ equity, and cash flows for each of the two years in the period ended December 31, 2017 and for the period from September 9, 2015 (Inception) through December 31, 2015, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017 and the period from September 9, 2015 (Inception) through December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP
We have served as the Company's auditor since 2015. Houston, Texas

March 14, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC

Balance Sheets

(In Thousands)

December 31,	2017	2016

Assets
Current Assets	$—	$—
Investment in unconsolidated affiliates	81,677	132,610
Total Assets	$81,677	$132,610

Liabilities and Members’ Equity
Total Liabilities	$—	$—

Commitments and Contingencies - Note 3

Members’ Equity	81,677	132,610
Total Liabilities and Members’ Equity	$81,677	$132,610

See accompanying notes to financial statements.

Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC

Statements of Income

(In Thousands)

	Year Ended December 31, 2017	Year Ended December 31, 2016	For the Period from September 9, 2015 (Inception) through December 31, 2015

Equity in earnings of unconsolidated affiliates	$91,574	$103,770	$27,080
General and administrative expenses	49	223	111
Net Income	$91,525	$103,547	$26,969

See accompanying notes to financial statements.

Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC

Statements of Changes in Members' Equity

(In Thousands, Except Unit Amounts)

	Units
	Issued	Amount
Balance, September 9, 2015 (Inception)	—	$—
Issuance of membership units in exchange for assets contributed	10,000	235,334
Capital contributions	—	101
Cash distributions	—	(48,992)
Net Income		26,969
Balance, December 31, 2015	10,000	213,412
Capital contributions	—	233
Cash distributions	—	(184,582)
Net Income		103,547
Balance, December 31, 2016	10,000	132,610
Capital contributions	—	49
Cash distributions	—	(73,393)
Distribution of membership units in Delta House FPS, LLC and Delta House Oil and Gas Lateral, LLC	—	(69,114)
Net Income	—	91,525
Balance, December 31, 2017	10,000	$81,677

See accompanying notes to financial statements.

Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC

Statements of Cash Flows

(In Thousands)

			For the Period from
			September 9, 2015
	Year Ended	Year Ended	(Inception) through
	December 31, 2017	December 31, 2016	December 31, 2015
Cash Flows from Operating Activities
Net income	$91,525	$103,547	$26,969
Adjustments to reconcile net income to
net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(91,574)	(103,770)	(27,080)
Distributions from unconsolidated affiliates	73,393	184,582	48,992
Changes in operating assets and liabilities:
Accounts payable and other current liabilities	—	(10)	10
Net Cash Provided by Operating Activities	73,344	184,349	48,891
Cash Flows from Investing Activities	—	—	—
Cash Flows from Financing Activities
Distributions to members, net	(73,344)	(184,349)	(48,891)
Net Cash Used in Financing Activities	(73,344)	(184,349)	(48,891)
Change in Cash and Cash Equivalents	—	—	—
Cash and Cash Equivalents, beginning of year	—	—	—
Cash and Cash Equivalents, end of year	$—	$—	$—
Non-Cash Investing and Financing Activities
Assets contributed in exchange for membership units	$—	$—	$235,334
Capitalization of amount due to members	$49	$233	$101
Distribution of membership units in Delta House FPS, LLC
and Delta House Oil and Gas Lateral, LLC	$69,114	$—	$—
See accompanying notes to financial statements.

PINTO OFFSHORE HOLDINGS, LLC	Exhibit 99.1

Notes to Financial Statements

(In Thousands)

1. Organization and Nature of Operations
Pinto Offshore Holdings, LLC (the “Company”) was formed in the state of Delaware as a limited liability company on September 9, 2015. The Company will continue in existence until it is dissolved and terminated by the members of the Company in accordance with the provisions of the Amended and Restated Limited Liability Agreement (the “LLC Agreement”). The purpose of the Company is to directly or indirectly acquire, own, hold, manage, and dispose of the limited liability company interests of Delta House FPS, LLC, a Delaware limited liability company (“FPS”), and Delta House Oil and Gas Lateral, LLC, a Delaware limited liability company (“OGL”).

OGL receives and transports hydrocarbons from the Marmalard, Neidermeyer, and SOB II prospects (the “Anchor Prospects”), the Blue Wing Olive, Malachite, and SOB III prospects (the “Secondary Prospects”), and the Otis, Odd Job, LaFemme, and Red Zinger prospects (the “Additional Priority Prospects”) in the Gulf of Mexico, and any future additional prospects from a floating production system (the “Base FPS”), which has been developed and is operated by FPS, to commercial pipeline operators. The Base FPS and the oil and gas lateral transportation facilities initiated operations in April 2015.

Profits and losses are allocated to the members in proportion to their equity percentage interests. Assets were contributed to the Company and all privileges, preferences, duties, liabilities, obligations, and rights set forth in the LLC Agreement commenced on September 18, 2015.

The Company has reviewed its relationships with FPS and OGL and determined that the relationships meet the criteria to be considered variable interest entities (“VIEs”) as defined by Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 810, Consolidation. However, the Company has determined it does not have the power to direct the activities of FPS and OGL that most significantly impact their performance, such as oversight of day-to-day operations, hiring, scheduling, and maintaining the workforce that operates FPS and OGL, ongoing repairs and maintenance including selecting and hiring the contractors or employees performing that work, and operating the facilities. The power to direct those activities and decisions are held by FPS and OGL’s operator. Additionally, there are no substantive kick-out or liquidation rights to remove the operator. As the Company is not the primary beneficiary of FPS and OGL, but can exercise significant influence, the Company accounts for its investments in FPS and OGL as equity method investments.

2. Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation

The financial statements have been prepared in U.S. dollars using accounting principles generally accepted in the United States ("GAAP").

Equity Method Investments

Investments in which the Company has the ability to exercise significant influence, but are not deemed to have control, are accounted for under the equity method. The Company’s unconsolidated affiliates, FPS and OGL, are accounted for under the equity method. The investment in unconsolidated affiliates represents the carrying amount on the Company’s balance sheet of its investment in its equity method investees. This is not an indicator of the fair value of the investments, rather it is the initial cost adjusted for the entity's share of earnings and losses of the investees, adjusted for any distributions (dividends) and other than temporary impairment losses recognized. Equity in the earnings of unconsolidated affiliates reported on the statement of income represents the Company’s proportionate share of the net income of its investees for the period to which the equity method of accounting is applied. The recoverability of equity method investments are evaluated when events or changes in circumstances indicate that the carrying amount of the investments might not be recoverable. No impairment losses were recorded during the years ended December 31, 2017, 2016 and 2015.

PINTO OFFSHORE HOLDINGS, LLC	Exhibit 99.1

Notes to Financial Statements

(In Thousands)

Use of Estimates

When preparing financial statements in conformity with U.S. GAAP, management must make estimates and assumptions based on information available at the time. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities as of the date of the financial statements. Estimates and assumptions are based on information available at the time such estimates and assumptions are made. Adjustments made with respect to the use of these estimates and assumptions often relate to information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements. Actual results could differ materially from estimated amounts.

Concentration of Credit Risk

The Company’s investments in unconsolidated affiliates are composed of operations located in the Gulf of Mexico which provide infrastructure capacity and transportation services to producers of oil and natural gas. Those affiliates have a concentration of accounts receivable balances due from companies engaged in the production of oil and natural gas in the Gulf of Mexico. The affiliates’ customers may be similarly affected by changes in economic, regulatory, weather, or other factors.

Income Taxes

The Company files its federal income tax return as a limited liability corporation under the Internal Revenue Code. In lieu of corporate income taxes, the members of the Company are taxed on their proportionate share of the Company’s taxable income. Accordingly, no provision or liability has been recognized for federal income tax purposes in the accompanying financial statements, as taxes are the responsibility of the individual members of the Company.

Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. The Company had no uncertain tax positions as of December 31, 2017 and 2016. For the years ended December 31, 2017 and 2016, and for the period from September 9, 2015 (Inception) through December 31, 2015, the Company did not incur any income tax-related interest or penalties.

Recent Accounting Pronouncements

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). The ASU intends to reduce diversity in practice on how the following cash activities are presented in the statement of cash flows: (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt instruments; (3) contingent considerations payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate and bank-owned life insurance policies; (6) distributions received from equity method investments; and (7) beneficial interests in securitization transactions. The guidance also describes a predominance principle in which cash flows with aspects of more than one class that cannot be separated should be classified based on the activity that is likely to be the predominant source or use of cash flow. The guidance is effective for public entities for annual and interim periods beginning after December 15, 2017. The applicable update relates to distributions received from equity method investees and prescribes two options for presenting these cash flows: cumulative earnings approach or nature of the distribution approach. At present, the Company applies the cumulative earnings approach, where the distributions received are considered returns on investment and classified as cash inflows from operating activities. The Company is currently evaluating the impact of the guidance on its financial statements, and will adopt the new standard on its effective date, January 1, 2018.

PINTO OFFSHORE HOLDINGS, LLC	Exhibit 99.1

Notes to Financial Statements

(In Thousands)

3. Commitments and Contingencies
Legal Proceedings

The Company is not currently party to any pending litigation or governmental proceedings, other than ordinary routine litigation incidental to its business. While the ultimate impact of any proceedings cannot be predicted with certainty, the Company believes that the resolution of any of its pending proceedings will not have a material effect on its financial condition or results of operations.

Environmental Matters

Both FPS and OGL are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to processing platform operations and oil and natural gas pipeline transportation, and the Company, at times, in connection with its investment in FPS and OGL, could be subject to environmental cleanup and enforcement actions. In October 2017, an oil leak occurred in the Gulf of Mexico due to a fracture in a flow line jumper connected to the Base FPS, and as a precautionary measure, the Neidermeyer wells were shut-in. FPS and OGL have been advised by the producers responsible for these wells, that the wells are expected to be shut-in until early to mid-2018 while environmental cleanup efforts continue. FPS and OGL believe they are not responsible for the oil leak nor are they liable for any costs associated with the oil leak. As such, no liabilities have been recorded relating to this matter. The Company is not aware of any other material environmental matters.

4. Investments in Unconsolidated Affiliates
The change in the Company’s investments in FPS and OGL for the years ended December 31, 2017 and 2016, and for the period from September 9, 2015 (Inception) through December 31, 2015 are summarized as follows:

	FPS	OGL	Total
September 9, 2015 (Inception)	$—	$—	$—
Contribution of investment	145,261	90,073	235,334
Cash distributions	(40,519)	(8,473)	(48,992)
Equity in earnings of unconsolidated affiliates	19,074	8,006	27,080
December 31, 2015	123,816	89,606	213,422
Cash distributions	(152,169)	(32,413)	(184,582)
Equity in earnings of unconsolidated affiliates	72,875	30,895	103,770
December 31, 2016	44,522	88,088	132,610
Cash distributions	(42,984)	(30,409)	(73,393)
Distribution of membership units in Delta House FPS, LLC and Delta House Oil and Gas Lateral, LLC (See Note 5)	(30,504)	(38,610)	(69,114)
Equity in earnings of unconsolidated affiliates	64,722	26,852	91,574
December 31, 2017	$35,756	$45,921	$81,677
Summarized financial information for FPS and OGL as of December 31, 2017 and 2016, and for the years ended December 31, 2017 and 2016, and for the period from September 9, 2015 (Inception) through December 31, 2015, is as follows:

	FPS		OGL
	As of December 31, 2017	As of December 31, 2016	As of December 31, 2017	As of December 31, 2016
Current assets	$21,977	$58,445	$10,037	$13,726
Non-current assets	617,675	644,438	161,785	168,654
Current liabilities	50,365	110,058	48	189
Non-current liabilities	417,630	458,326	7,357	2,418

PINTO OFFSHORE HOLDINGS, LLC	Exhibit 99.1

Notes to Financial Statements

(In Thousands)

	Year Ended	Year Ended	For the Period from September 9, 2015 (Inception) through	Year Ended	Year Ended	For the Period from September 9, 2015 (Inception) through
	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2017	December 31, 2016	December 31, 2015
Revenues - related party	$175,582	$182,059	$48,155	$63,720	$68,381	$17,932
Income from operations	150,078	161,764	42,503	57,120	63,501	16,337
Net income	138,648	148,725	38,929	57,124	63,501	16,337

As holders of 27.93% of the Class A membership units of FPS and OGL, the Company is exposed to the risk of loss of its entire investment. Additionally, pursuant to the Amended and Restated Limited Liability Company Operating Agreements for both FPS and OGL, Class A members can be required to contribute additional funds for operating costs to the extent such operating costs exceed available cash held by FPS or OGL and for expansion projects as voted upon by the Class A members.

5. Members’ Equity
There is one class of equity units (the “Units”), as established by the LLC Agreement, which may be divided into one or more types, classes, or series, in accordance with the terms and conditions of the LLC Agreement. The Units shall have the privileges, preferences, duties, liabilities, obligations, and rights set forth in the LLC Agreement. There were 10,000 units authorized and outstanding as of December 31, 2017 and 2016.

For purposes of adjusting the capital accounts of the members, the net profits, net losses, and, to the extent necessary, individual items of income, gain, loss and deduction, for any fiscal year, or other period, shall be allocated among the members in a manner such that the adjusted capital account of each member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to then distributions that would be made to such member if the Company were dissolved, its affairs wound up, and its properties sold for cash equal to their gross asset values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the gross asset value of the asset securing such liability), and the net assets of the Company were distributed to the members immediately after making such allocation.

On September 18, 2015, Toga Offshore, LLC (“Toga”), the majority owner of Stork Offshore Holdings, LLC, and an affiliate of ArcLight Asset Management, LLC (“ArcLight”), contributed their ownership interest in FPS (approximately 49%) to the Company. Subsequently, on September 18, 2015, American Midstream Delta House, LLC (an affiliate of American Midstream Partners, LP) (“AMID”), purchased a 26.38% interest in the Company, resulting in AMID owning an approximate 12.9% indirect interest in FPS. On September 29, 2017, the Company distributed a 15.51% ownership interest in FPS to Toga and a 5.56% ownership interest in FPS to AMID and, in accordance with FASB ASC 845-10-30-10 and FASB ASC 505-60-25-2, accounted for the distribution as a reduction of $30,504 in its equity method investment in FPS and members’ equity at the proportional carrying value of the investment. Subsequently, on September 29, 2017, D-Day Offshore Holdings, LLC (an affiliate of American Midstream Partners, LP) (“D-Day”), purchased a 15.51% ownership interest in FPS from Toga, and AMID contributed a 5.56% ownership interest in FPS to D-Day. This transaction resulted in the Company holding 27.93% of the Class A membership units of FPS as of September 29, 2017.

On September 18, 2015, Toga, the majority owner of Otter Offshore Holdings, LLC, and an affiliate of ArcLight, contributed their ownership interest in OGL (approximately 49%) to the Company. Subsequently, on September 18, 2015, AMID purchased a 26.38% interest in the Company, resulting in AMID owning an approximate 12.9% indirect interest in OGL. On September 29, 2017, the Company distributed a 15.51% ownership interest in OGL to Toga and a 5.56% ownership interest in OGL to AMID and, in accordance with FASB ASC 845-10-30-10 and FASB ASC 505-60-25- 2, accounted for the distribution as a reduction of $38,610 in its equity method investment in OGL and members’ equity at the proportional carrying value of the investment. Subsequently, on September 29, 2017, D-Day purchased a 15.51% ownership interest in OGL from Toga, and AMID contributed a 5.56% ownership interest in OGL to D-Day. This transaction resulted in the Company holding 27.93% of the Class A membership units of OGL as of September 29, 2017.

PINTO OFFSHORE HOLDINGS, LLC	Exhibit 99.1

Notes to Financial Statements

(In Thousands)

During the period from September 9, 2015 (Inception) through December 31, 2015, FPS and OGL declared distributions totaling $48,992 to the Company. Simultaneously, the Company declared cash distributions of $48,992 to its members, Toga and AMID. The distributions were paid to the members by FPS and OGL on behalf of the Company.

During the year ended December 31, 2016, FPS and OGL declared distributions totaling $184,582 to the Company. Simultaneously, the Company declared cash distributions of $184,582 to its members, Toga and AMID. The distributions were paid to the members by FPS and OGL on behalf of the Company.

During the year ended December 31, 2017, FPS and OGL declared distributions totaling $73,393 to the Company. Simultaneously, the Company declared cash distributions of $73,393 to its members, Toga and AMID. The distributions were paid to the members by FPS and OGL on behalf of the Company.
During the years ended December 31, 2017 and 2016 and the period from September 9, 2015 (Inception) through December 31, 2015, OGL paid accounting fees totaling $49, $233, and $101, respectively, on behalf of the Company, which are reflected as capital contributions in the statements of members’ equity.

6. Subsequent Events
The Company has evaluated subsequent events through March 14, 2018, which is the date these financial statements were available for issuance.